Exhibit 99.2

Westin Acquisition Corp Announces Closing of $57.5 Million Initial Public Offering, Including Full Exercise of Underwriters' Over-Allotment Option

New York, New York, Nov. 05, 2025 (GLOBE NEWSWIRE) -- Westin Acquisition Corp, a blank check company incorporated in the Cayman Islands as an exempted company (the “Company”), today announced the closing of its previously announced initial public offering (“IPO”) of 5,750,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one right to receive one-sixth (1/6) of one Class A ordinary share upon the consummation of an initial business combination. This includes the exercise in full by the underwriters' over-allotment option to purchase up to an additional 750,000 units.

The units are listed on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “WSTNU” and began trading on November 4, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the rights are expected to be traded on Nasdaq under the symbols “WSTN” and “WSTNR,” respectively.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

Celine and Partners, P.L.L.C. served as US legal counsel to the Company and Loeb & Loeb LLP served as legal counsel to A.G.P./Alliance Global Partners in the offering.

A registration statement on Form S-1 relating to the securities (File No. 333-288889) was previously filed with the Securities and Exchange Commission ("SEC") and became automatically effective on October 29, 2025 pursuant to Section 8(a) of the Securities Act of 1933, as amended. This offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Westin Acquisition Corp

The Company is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. While the Company intends to conduct a global search for target businesses without being limited by a particular industry, the Company intends to focus on identifying a prospective target business in North America, South America, Europe, or Asia. The Company is led by Mr. Kok Peng Na, the Company’s Chief Executive Officer and Mr. Stanney Patrick Majawit, the Company’s Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.